Exhibit 99.1

ICR

Investor Relations:

Don Duffy/Raphael Gross, 203-682-8200

or

Media:

Liz Brady, 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Second Quarter 2009 Financial Results

Portland, Oregon – (Business Wire) – August 5, 2009 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its second quarter ended June 27, 2009.

Financial results for the second quarter 2009 compared to the second quarter 2008:

•	Revenues decreased 7.0% to $92.7 million from $99.7 million

•	Comparable restaurant sales decreased 17.3%

•	Net income of $1.2 million, or $0.08 per diluted share, compared to net income of $2.4 million, or $0.16 per diluted share

•	Pro forma net income was $1.3 million, or $0.09 per diluted share, excluding impairment, restructuring and other charges (see attached reconciliation to GAAP)

Revenues for the second quarter of 2009 decreased 7.0% to $92.7 million from $99.7 million in the second quarter of 2008. The decrease in revenues is primarily attributable to the decline in comparable restaurant sales, partially offset by revenue from new restaurants not in the comparable restaurant base. The decrease in comparable restaurant sales of 17.3% was a result of a 16.7% decrease in traffic, which was coupled with a decrease in net pricing of 0.6%.

Bill Freeman, Chief Executive Officer said, “While the challenging economic environment resulted in a decrease in comparable sales for the quarter, we are pleased with the impact our cost savings initiatives have had on our operating results. Throughout the second quarter we remained focused on our efforts to contain costs while introducing new revenue building initiatives for the future. I am encouraged by the evolution of our marketing strategy as we focus on communicating to a broader audience to strengthen our connectivity to our guests.”

2009 Outlook

The Company reaffirms its annual guidance of approximately $370.0 million in revenues and diluted earnings per share of $0.25-$0.30.

The Company expects its annualized effective tax rate to be between 5% to 10% due to its projection of modest taxable income for the year in certain taxing jurisdictions and the change in net deferred tax assets will be insignificant.

The Company opened two new restaurants in the first quarter and did not open any restaurants in the second quarter of 2009. The Company does not plan to open any additional restaurants in 2009. Capital expenditures for 2009 are expected to be approximately $8.0 million.

Conference Call

The Company will host a conference call to discuss second quarter 2009 financial results today at 5:00 PM ET. Hosting the call will be Bill Freeman, Chief Executive Officer.

The conference call can be accessed live over the phone by dialing 888-778-9060, or, for international callers, 913-312-1473. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112, or 719-457-0820 for international callers; the conference ID is 4540695. The replay will be available until Wednesday, August 19, 2009.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company now operates 93 restaurants, including 87 restaurants in the United States and six restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 37 years by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a diverse base of casual diners, families, travelers and the business community.

Definition of Comparable Restaurant Sales

Comparable restaurant sales represent sales at all the restaurants owned by the Company in operation at least eighteen months from the beginning of the period being discussed. Comparable restaurant sales exclude the impact of currency translation. Management reviews the increase or decrease in comparable restaurant sales with the same period in the prior year to assess business trends.

Forward-Looking Statements

The financial guidance and outlook we provide for 2009 are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions or changes in consumer preferences or discretionary spending; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Margin Analysis

(unaudited)

(in thousands, except per share data)

	Thirteen week period ended
	June 28, 2008		June 27, 2009
Revenues	$99,699	100.0%	$92,742	100.0%

Restaurant operating costs
Food and beverage	30,038	30.1%	27,517	29.7%
Labor	32,095	32.2%	30,269	32.6%
Operating	15,384	15.4%	14,158	15.3%
Occupancy	9,297	9.3%	9,501	10.2%

Total restaurant operating costs	86,814	87.1%	81,445	87.8%
General and administrative expenses	5,138	5.2%	4,947	5.3%
Restaurant pre-opening costs	692	0.7%	80	0.1%
Depreciation and amortization	3,652	3.7%	4,293	4.6%
Impairment, restructuring and other charges	452	0.5%	371	0.4%

Total costs and expenses	96,748	97.0%	91,136	98.3%

Operating income	2,951	3.0%	1,606	1.7%
Interest expense, net	87	0.1%	469	0.5%
Other expense (income), net	(184)	(0.2)%	13	—

Income before income taxes	3,048	3.1%	1,124	1.2%
Income tax expense (benefit)	691	0.7%	(64)	(0.1)%

Net income	$2,357	2.4%	$1,188	1.3%

Net income per share
Basic	$0.16		$0.08
Diluted	$0.16		$0.08
Shares used in computing net income per share
Basic	14,699		14,773
Diluted	14,699		14,807

	Twenty-six week period ended
	June 28, 2008		June 27, 2009
Revenues	$192,039	100.0%	$184,636	100.0%

Restaurant operating costs
Food and beverage	58,109	30.3%	55,214	29.9%
Labor	62,492	32.5%	60,757	32.9%
Operating	29,885	15.6%	28,498	15.4%
Occupancy	18,095	9.4%	18,990	10.3%

Total restaurant operating costs	168,581	87.8%	163,459	88.5%
General and administrative expenses	10,709	5.6%	10,793	5.8%
Restaurant pre-opening costs	1,876	1.0%	641	0.3%
Depreciation and amortization	7,047	3.7%	8,373	4.5%
Impairment, restructuring and other charges	452	0.2%	552	0.3%

Total costs and expenses	188,665	98.2%	183,818	99.6%

Operating income	3,374	1.8%	818	0.4%
Interest expense, net	416	0.2%	847	0.5%
Other expense (income), net	(258)	(0.1)%	27	—

Income (loss) before income taxes	3,216	1.7%	(56)	—
Income tax expense (benefit)	741	0.4%	(100)	(0.1)%

Net income	$2,475	1.3%	$44	—

Net income per share
Basic	$0.17		$—
Diluted	$0.17		$—
Shares used in computing net income per share
Basic	14,692		14,750
Diluted	14,692		14,763

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Reconciliation of Actual / Pro forma Net Income Per Share – GAAP to Non-GAAP

(unaudited)

(in thousands, except per share data)

Pro forma net income per share outstanding at the end of the period is a non-GAAP measurement. The following tables reconcile actual net income and net income per share determined in accordance with GAAP to pro forma net income and net income per share based on the shares outstanding at the end of the period presented:

Thirteen week period ended June 27, 2009
Reconciliation of GAAP to Non-GAAP items
Net income (per GAAP)	$1,188
Income tax benefit	(64)
Impairment, restructuring and other charges	371

Pro forma income before income taxes	1,495
Income tax expense *	150

Pro forma net income	$1,345

Pro forma net income per share
Basic	$0.09
Diluted	$0.09
Shares used in computing pro forma net income per share
Basic	14,773
Diluted	14,807

*	The Company utilized the estimated effective annualized tax rate of 10.0% for the calculation of pro forma income tax expense in the presentations above.

The Company believes this non-GAAP measurement is useful to investors since during the periods presented the Company incurred charges that affected the Company’s performance related to the incurrence of impairment, restructuring and other charges. During the second quarter the Company incurred a $371,000 net charge which includes a net charge of $132,000 related to a restaurant closing in the second quarter of 2009 due to expiration of its lease, a net credit of $156,000 related to the subleasing and sale of leasehold improvements in the second quarter of 2009 of a previously closed restaurant, which we closed in June of 2008, and severance and other employee termination costs of $395,000.